February 26, 2020

FOR ADDITIONAL INFORMATION

Media	Investors
Ken Stammen	Nick Drew	Sara Macioch
Corporate Media Relations	Director, Investor Relations	Manager, Investor Relations
(614) 460-5544	(614) 460-4638	(614) 460-4789
kstammen@nisource.com	ndrew@nisource.com	smacioch@nisource.com

NiSource Reports 2019 Results

•	Safety Management System (SMS) implementation, system safety enhancements remain top priority

•	Execution consistent with 2019 financial commitments

•	Electric base rate case settlement approved, generation strategy advances

•	Agreements reached with United States Attorney for District of Massachusetts

•	Agreement reached to sell Columbia Gas of Massachusetts assets

MERRILLVILLE, Ind. - NiSource Inc. (NYSE: NI) today announced, on a GAAP basis, a net loss to common shareholders for the three months ended December 31, 2019, of $153.0 million, or $0.41 per share, compared to a net loss to common shareholders of $19.8 million, or $0.05 per share, for the same period of 2018. For the twelve months ended December 31, 2019, NiSource's net income available to common shareholders was $328.0 million, or $0.88 per share, compared to a net loss of $65.6 million, or $0.18 per share, for the same period of 2018.
NiSource also reported net operating earnings available to common shareholders (non-GAAP) of $169.6 million, or $0.45 per share, for the three months ended December 31, 2019, compared to net operating earnings available to common shareholders (non-GAAP) of $141.9 million, or $0.38 per share, for the same period of 2018. For the twelve months ended December 31, 2019, NiSource's net operating earnings available to common shareholders (non-GAAP) were $494.7 million, or $1.32 per share, compared to $463.3 million, or $1.30 per share, for the same period of 2018.
Schedule 1 of this press release contains a complete reconciliation of GAAP measures to non-GAAP measures, including a write down of goodwill and franchise right intangibles related to Columbia Gas of Massachusetts. Schedule 2 of this press release provides total current estimates of costs and expenses related to the September 13, 2018 incident in the Greater Lawrence, Mass., area.
“Our performance in 2019 demonstrated the resiliency of the NiSource business plan," said NiSource President and CEO Joe Hamrock. "During a challenging year, our teams remained relentlessly focused on safety and customer satisfaction, starting with the accelerated implementation of SMS, as well as advancing our electric generation strategy in Indiana and executing on nearly $1.9 billion in capital infrastructure and safety investments in our gas and electric systems. We also delivered non-GAAP net operating earnings per share of $1.32, solidly within our guidance range for the year, while maintaining our current investment-grade credit ratings and executing on our regulatory plan."

Financing Plan, Long-term Growth Forecast Updated Following CMA Sale Announcement
As announced today, NiSource has entered into a definitive agreement to sell its Columbia Gas of Massachusetts assets to Eversource (NYSE: ES) for $1.1 billion in a transaction expected to close by the end of the third quarter 2020.
Due to the execution of this transaction, NiSource is withdrawing its 2020 net operating earnings per share (non-GAAP) guidance of $1.36 to $1.40. However, NiSource continues to expect to make capital investments of $1.8 to $1.9 billion in 2020. The transaction is expected to enable NiSource to eliminate its previously planned 2020 block equity issuance.
The strategy and long-term growth opportunity for the remaining operating companies is unchanged. As a result, following the completion of the transaction, the company expects to initiate 2021 net operating earnings per share guidance and establish a 5 to 7 percent long-term growth rate for both net operating earnings per share and dividend with 2021 as the base year. This new long-term guidance is expected to be extended beyond 2022 to include significant investments related to the company’s electric generation strategy.
NiSource remains committed to maintaining its current investment-grade credit ratings. The company has investment-grade ratings with Fitch Ratings (BBB), Moody's (Baa2) and Standard & Poor's (BBB+). As of December 31, 2019, NiSource had approximately $1.4 billion in net available liquidity, consisting of cash and available capacity under its credit facility and accounts receivable securitization programs.

NiSource reminds investors that it does not provide a GAAP equivalent of its earnings guidance due to the impact of unpredictable factors such as fluctuations in weather, asset sales and impairments, and other items included in GAAP results.

In addition to its financial performance, NiSource delivered a number of key milestones in 2019, including:

•
Taking significant action to enhance system safety, including accelerating its SMS implementation and installing over-pressurization protection on low pressure systems across its seven-state service territory, including completing those upgrades in Massachusetts and Virginia.

•
Advancing its electric generation strategy in Indiana. Achievements included reaching commercial agreements for four wind projects, completing a second RFP for replacement capacity and completing our Coal Combustion Residuals investments.

•	Investing nearly $1.9 billion in its gas and electric utilities, including replacing 337 miles of priority pipe, 33 miles of underground electric cable and 1,959 electric poles.

•	Executing on its regulatory initiatives, including approval of an electric base rate case in Indiana and gas base rate cases in Maryland and Virginia.

•	Substantially completing the restoration in the Merrimack Valley, including the settlement of all the major customer claims related to the incident and completing service line verifications.

•	Adding approximately 28,000 net new gas customers, driven by healthy new construction and conversion markets.

Safety Enhancements across Seven-State Footprint Remain Top Priority in 2020

NiSource made substantial progress in 2019 on safety enhancements across the company's footprint, including accelerated implementation of a SMS. SMS is a comprehensive approach to managing safety, emphasizing continual assessment and improvement as well as pro-actively identifying and mitigating potential risks. This work remains the company's top priority in 2020.

Among the safety milestones achieved in 2019 were:

•	Implementation of the National Transportation Safety Board's (NTSB) urgent safety recommendations issued following the September 2018 event in Massachusetts.

•
Implementing an Incident Command Structure (ICS) aligned with Federal Emergency Management Agency standards and providing ICS training to nearly all NiSource employees, enhancing the company's emergency preparedness and response capability.

•	Appointing an independent Quality Review Board (QRB) to oversee our safety programs.

•	Creating a Chief Safety Officer position, reporting to Hamrock, accountable for driving the company's long-term, multi-year outlook and road map to reduce risk.

•	Integrating safety, compliance and risk management functions at each NiSource operating company and increasing staffing and capabilities.

•
Introducing a Corrective Action Program (CAP) which offers a simple way for employees and contractors to report safety concerns and supports the company's systematic process to review, prioritize, and track progress to reduce risk.

•	Training 86% of Gas Segment employees on SMS, with the rest targeted for 2020 completion.

"Safety is, and will remain, the foundation of everything we do across our business," Hamrock said. "Our vision is to lead in safety and exceed existing industry standards, anchored by three pillars -- a culture where everyone is empowered to identify and report risk, process safety that adds layers of protection, and enhanced asset risk analytics."

Columbia Gas of Massachusetts Update

As announced in November, the company has substantially completed verifications of approximately 5,000 former gas service lines that were abandoned as part of the fall 2018 recovery work in the Merrimack Valley, concluding verification work that began in September 2019. The completion of this verification work has confirmed that abandoned service lines are now compliant with state and federal requirements, as well as Columbia Gas procedures and protocols.

The company continues to cooperate with all investigations of the September 2018 Merrimack Valley event. Earlier today, the United States Attorney for the District of Massachusetts announced a settlement agreement with NiSource and Columbia Gas of Massachusetts which is intended to resolve the criminal investigation of the incident. This agreement is subject to court approval. The Massachusetts Department of Public Utilities (DPU) continues its review of the cause of the September 2018 event, the company's emergency response and restoration efforts, as well as a September 2019 gas leak in greater Lawrence, and the Massachusetts Attorney General’s Office is continuing its investigation focused primarily on the restoration work following the incident.

Fourth Quarter 2019 and Recent Business Highlights

Gas Distribution Operations

•
The Maryland Public Service Commission approved Columbia Gas of Maryland's base rate case request on December 18, 2019 and new rates became effective in December 2019. The order supports continued replacement of aging pipelines and adoption of pipeline safety upgrades.

•
Columbia Gas of Kentucky received an order on December 20, 2019 from the Kentucky Public Service Commission in its annual Accelerated Main Replacement Program (AMRP) rider adjustment case. The commission approved a modification to the AMRP to expand its scope to cover capital investments including safety enhancements to low-pressure systems and other risk-based investments identified under the company's SMS program. As part of the order, the program was renamed the Safety Modification and Replacement Program, or SMRP.

•
Northern Indiana Public Service Company (NIPSCO) on December 31, 2019 filed an application with the Indiana Utility Regulatory Commission (IURC) for a six-year extension of its long-term gas infrastructure modernization program. The proposal includes nearly $950 million in capital investments through 2025, to be recovered through semi-annual adjustments to the existing gas Transmission, Distribution and Storage Improvement Charge (TDSIC) tracker. The existing gas TDSIC program has been in place since 2014. An IURC order is expected in July 2020.

Electric Operations

•
NIPSCO is reviewing the results of its latest request for proposal (RFP) to consider potential resources to meet the future electric needs of its customers. The RFP is consistent with NIPSCO's 2018 Integrated Resource Plan, which outlines plans to retire nearly 80% of its remaining coal-fired generation by 2023, and retire all coal generation by 2028, to be replaced by lower-cost, reliable and cleaner options. The plan is expected to drive a 90% reduction in NiSource's greenhouse gas emissions by 2030, and to save NIPSCO electric customers more than $4 billion, long-term. NIPSCO is considering all sources in the RFP process, which closed on November 20, 2019, and is in early discussions with a number commercial bidders who responded to the RFP.

•
On December 19, 2019, the Federal Energy Regulatory Commission (FERC) approved NIPSCO's Section 203 and Section 205 applications for Rosewater, one of three wind projects that the company announced in February 2019. The IURC had previously approved the joint venture and ownership agreement for Rosewater, as well as Power Purchase Agreement applications for the other two projects -- Jordan Creek and Roaming Bison. Construction is underway on both Rosewater and Jordan Creek, which are expected to be in service by the end of this year. NIPSCO has notified the IURC of its intention to not move forward with the Roaming Bison project due to local zoning restrictions. The IURC on February 19 approved NIPSCO's application for a fourth wind project, Indiana Crossroads, a joint venture with EDP Renewables North America LLC. Indiana Crossroads will have an aggregate nameplate capacity of 302 megawatts, and is expected to be in operation in the fourth quarter of 2021.

•
On December 4, 2019, NIPSCO received an order from the IURC in its electric base rate case, with new rates effective in January 2020. The order approved a partial settlement agreement filed in April 2019 that addresses the revenue requirement, federal tax reform and changes to the company's depreciation schedules related to the early retirements of coal fired generation called for in the IRP. The order established a return on equity of 9.75% reflecting a reduced business risk profile and positions NIPSCO to successfully execute on its generation strategy which benefits its customers.

•
NIPSCO continues to execute on its seven-year electric infrastructure modernization program, which includes enhancements to its electric transmission and distribution system designed to further improve system safety and reliability. The program, originally approved by the IURC in 2016, includes approximately $1.2 billion of electric infrastructure investments expected to be made through 2022. The company's latest tracker update request, covering $131.1 million in incremental capital investments made from December 2018 through June 2019, was approved by the IURC on December 18, 2019, with rates effective in January 2020.

Additional information for the quarter ended December 31, 2019, is available on the Investors section of www.nisource.com, including segment and financial information and our presentation to be discussed at our fourth quarter 2019 earnings conference call scheduled for February 27, 2020 at 9:00 a.m. ET.

About NiSource
NiSource Inc. (NYSE: NI) is one of the largest fully-regulated utility companies in the United States, serving approximately 3.5 million natural gas customers and 500,000 electric customers across seven states through its local Columbia Gas and NIPSCO brands. Based in Merrillville, Indiana, NiSource’s approximately 8,100 employees are focused on safely delivering reliable and affordable energy to our customers and communities we serve. NiSource is a member of the Dow Jones Sustainability - North America Index, the Bloomberg Gender Equality Index and has been named by Forbes magazine among America's Best Large Employers since 2016. Additional information about NiSource, its investments in modern infrastructure and systems, its commitments and its local brands can be found at www.nisource.com. Follow us at www.facebook.com/nisource, www.linkedin.com/company/nisource or www.twitter.com/nisourceinc. NI-F

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of federal securities laws. Investors and prospective investors should understand that many factors govern whether any forward-looking statement contained herein will be or can be realized. Any one of those factors could cause actual results to differ materially from those projected. Examples of forward-looking statements in this press release include, but are not limited to, statements and expectations regarding NiSource’s or any of its subsidiaries' plans, strategies, objectives, expected performance, expenditures, recovery of expenditures through rates, stated on either a consolidated or segment basis, and any and all underlying assumptions and other statements that are other than statements of historical fact. All forward-looking statements are based on assumptions that management believes to be reasonable; however, there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ materially from the projections, forecasts, estimates, and expectations discussed in this press release include, among other things, NiSource’s debt obligations; any changes in NiSource’s credit rating or the credit rating of certain of NiSource's subsidiaries; NiSource’s ability to execute its growth strategy; changes in general economic, capital and commodity market conditions; pension funding obligations; economic regulation and the impact of regulatory rate reviews; NiSource's ability to obtain expected financial or regulatory outcomes; NiSource’s ability to adapt to, and manage costs related to, advances in technology; any changes in our assumptions regarding the financial implications of the Greater Lawrence Incident; compliance with the agreements entered into with the U.S. Attorney’s Office for the District of Massachusetts to settle the U.S. Attorney’s Office investigation relating to the Greater Lawrence Incident; the pending sale of the Columbia Gas of Massachusetts business, including the terms and closing conditions under the asset purchase agreement; potential incidents and other operating risks associated with our business; our ability to obtain sufficient insurance coverage; the outcome of legal and regulatory proceedings, investigations, incidents, claims and litigation; any damage to NiSource's reputation, including in connection with the Greater Lawrence Incident; compliance with environmental laws and the costs of associated liabilities; fluctuations in demand from residential and commercial customers; economic conditions of certain industries; the success of NIPSCO's electric generation strategy; the price of energy commodities and related transportation costs; the reliability of customers and suppliers to fulfill their payment and contractual obligations; potential impairments of goodwill or definite-lived intangible assets; changes in taxation and accounting principles; the impact of an aging infrastructure; the impact of climate change; potential cyber-attacks; construction risks and natural gas costs and supply risks; extreme weather conditions; the attraction and retention of a qualified work force; the ability of NiSource's subsidiaries to generate cash; NiSource’s ability to manage new initiatives and organizational changes; the performance of third-party suppliers and service providers; changes in the method for determining LIBOR and the potential replacement of the LIBOR benchmark interest rate; and other matters set forth in Item 1A, "Risk Factors" section of NiSource’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in other filings with the Securities and Exchange

Commission. A credit rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. In addition, dividends are subject to board approval. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. NiSource expressly disclaims any duty to update, supplement or amend any of its forward-looking statements contained in this press release, whether as a result of new information, subsequent events or otherwise, except as required by applicable law.

Regulation G Disclosure Statement
This press release includes financial results and guidance for NiSource with respect to net operating earnings available to common shareholders, which is a non-GAAP financial measure as defined by the SEC’s Regulation G. The company includes this measure because management believes it permits investors to view the company’s performance using the same tools that management uses and to better evaluate the company’s ongoing business performance. With respect to such guidance, it should be noted that there will likely be a difference between this measure and its GAAP equivalent due to various factors, including, but not limited to, fluctuations in weather, the impact of asset sales and impairments, and other items included in GAAP results. The company is not able to estimate the impact of such factors on GAAP earnings and, as such, is not providing earnings guidance on a GAAP basis.

Schedule 1 - Reconciliation of Consolidated Net Income (Loss) Available to Common Shareholders to Net Operating Earnings (Loss) Available to Common Shareholders (Non-GAAP) (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

(in millions, except per share amounts)	2019	2018	2019	2018
GAAP Net Income (Loss) Available to Common Shareholders	$(153.0)	$(19.8)	$328.0	$(65.6)
Adjustments to Operating Income (Loss):
Operating Revenues:
Weather - compared to normal	(11.8)	(10.6)	(24.8)	(32.5)
Greater Lawrence Incident(1)	—	3.9	—	3.9
Operating Expenses:
Plant retirement costs(2)	—	—	—	3.3
Greater Lawrence Incident(3)	(54.2)	379.0	(233.6)	830.6
Franchise rights impairment(4)	209.7	—	209.7	—
Goodwill impairment(5)	204.8	—	204.8	—
Loss on sale of fixed assets and impairments, net	0.1	0.8	—	1.2
Total adjustments to operating income (loss)	348.6	373.1	156.1	806.5
Other Income (Deductions):
Greater Lawrence Incident - charitable contribution(3)	—	10.4	—	20.7
Interest rate swap settlement gain	—	(25.0)	—	(46.2)
Loss on early extinguishment of long-term debt	—	—	—	45.5
Income Taxes:
Tax effect of above items(6)	(90.5)	(79.8)	(38.2)	(180.6)
Income taxes - discrete items(7)	64.5	(117.0)	48.8	(117.0)
Total adjustments to net income (loss)	322.6	161.7	166.7	528.9
Net Operating Earnings Available to Common Shareholders (Non-GAAP)	$169.6	$141.9	$494.7	$463.3
Basic Average Common Shares Outstanding	377.2	369.4	374.6	356.5
GAAP Basic Earnings (Loss) Per Share	$(0.41)	$(0.05)	$0.88	$(0.18)
Adjustments to basic earnings (loss) per share	0.86	0.43	0.44	1.48
Non-GAAP Basic Net Operating Earnings Per Share	$0.45	$0.38	$1.32	$1.30
(1) Represents revenues not billed to impacted customers as a result of the Greater Lawrence Incident.
(2) Represents costs incurred associated with the retirement of Units 7 and 8 at Bailly Generating Station.
(3) Represents costs incurred for estimated third-party claims and related other expenses as a result of the Greater Lawrence Incident, net of insurance recoveries recorded.
(4)Represents a non-cash impairment of the Columbia of Massachusetts franchise rights as a result of recent events connected with the Greater Lawrence Incident.
(5)Represents a non-cash impairment of goodwill attributable to Columbia of Massachusetts as a result of recent events connected with the Greater Lawrence Incident.
(6)Income tax effect is calculated using the statutory tax rate by legal entity.
(7)2019 activity represents the non-deductible goodwill impairment (see footnote 5 above), non-deductible fines and penalties and adjustments to consolidated state deferred taxes related to the Greater Lawrence Incident. 2018 activity represents adjustments to the impact of the Tax Cuts and Jobs Act of 2017 due to regulatory actions in 2018.

Schedule 2 - Total Current Estimated Amounts of Costs and Expenses Related to the Greater Lawrence Incident

Cost or Expense	Total Current Estimated Amount(1) ($ in millions)
Capital Cost(2)	$258
Incident Related Expenses
Third-party claims and government fines, penalties and settlements(3)	$1,041 - $1,065
Other incident-related costs(4)	$450 - $460
Insurance Recoveries(5)	$800
(1)Total estimated amount includes costs or expenses from the incident through December 31, 2019 and estimated expected expenses in future periods in the aggregate. Amounts shown are estimates made by management based on currently available information. See the footnotes below for additional information. Actual results may differ materially from these estimates as more information becomes available.
(2)Since the Greater Lawrence Incident and through December 31, 2019, we have invested approximately $258 million of capital spend for the pipeline replacement. This work was completed in 2019. We maintain property insurance for gas pipelines and other applicable property. Columbia of Massachusetts has filed a proof of loss with its property insurer for the full cost of the pipeline replacement. In January 2020, we filed a lawsuit against the property insurer, seeking payment of our property claim. We are currently unable to predict the timing or amount of any insurance recovery under the property policy. The recovery of any capital investment not reimbursed through insurance will be addressed in a future regulatory proceeding. The outcome of such a proceeding is uncertain.
(3) Amount includes approximately $1,041 million of expenses recorded since the Greater Lawrence Incident for estimated third-party claims and fines, penalties and settlements associated with government investigations. With regards to third-party claims, these costs include, but are not limited to, personal injury and property damage claims, damage to infrastructure, business interruption claims, and mutual aid payments to other utilities assisting with the restoration effort. These costs do not include costs of certain third-party claims and fines, penalties or settlements with government investigations that we are not able to estimate. The process for estimating costs associated with third-party claims and fines, penalties and settlements associated with government investigations relating to the Greater Lawrence Incident requires management to exercise significant judgment based on a number of assumptions and subjective factors. As more information becomes known, including additional information regarding ongoing investigations, management’s estimates and assumptions regarding the financial impact of the Greater Lawrence Incident may change.
(4) Amount shown includes other incident related expenses of approximately $420 million recorded since the Greater Lawrence Incident. Amount represents certain consulting costs, legal costs, vendor costs, claims center costs, labor and related expenses incurred in connection with the incident, and insurance-related loss surcharges.
(5) The aggregate amount of third-party liability insurance coverage available for losses arising from the Greater Lawrence Incident is $800 million. We have collected the entire $800 million as of December 31, 2019. Expenses related to the incident have exceeded the total amount of insurance available under our policies.